Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 and Form S-3 of SandRidge Mississippian Trust I and SandRidge Energy, Inc., to be filed on or about April 5, 2011 (the “Registration Statement”), of all references to the name of Netherland, Sewell & Associates, Inc.

We also hereby consent to the inclusion of our reports on reserves, as of December 31, 2010, of the Underlying Properties and royalty interests to be conveyed to SandRidge Mississippian Trust I and to the inclusion of such reports as an annex to the prospectus included in the Registration Statement; to references to Netherland, Sewell & Associates, Inc. in the Registration Statement, including under the heading “Experts”; and to the inclusion in the Registration Statement of information taken from the reports listed below in SandRidge Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on February 28, 2011:

December 31, 2010, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2009, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2008, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
Name: C.H. (Scott) Rees, III, P.E.
Title: Chairman and Chief Executive Officer

Dallas, Texas

April 5, 2011